                           SCHEDULE 14A INFORMATION

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Notes:

                                     LOGO

                             WHIRLPOOL CORPORATION

                                                         Administrative Center
                                                            2000 North M63
                                             Benton Harbor, Michigan 49022-2692

To Our Stockholders:

The annual meeting of stockholders will be held on Tuesday, April 18, 1995, at 9:30 A.M., Chicago time, at The Assembly Room (8th floor) of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois. You are cordially invited to be present at the meeting.

At this meeting, the stockholders will vote on the election of five directors and will transact any other business that may properly come before the meeting.

A stockholder may revoke a proxy at any time prior to the voting thereof by filing with the Secretary of the Company, prior to the stockholder vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting.

Whether or not you expect to attend the meeting, please complete and return the enclosed Proxy. The prompt return of your Proxy will be appreciated as it will save further mailing expense. Proxies of stockholders who attend the meeting and vote in person will not be voted.

Your vote is important and much appreciated!

LOGO

DAVID R. WHITWAM
Chairman of the Board
and Chief Executive Officer                                      March 15, 1995

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at The Assembly Room (8th floor) of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, on Tuesday, April 18, 1995, at 9:30 A.M., Chicago time, for the following purposes:

  1.to elect five persons to the Company's Board of Directors; and

  2.to transact such other business as may properly come before the meeting.

By Order of the Board of Directors

LOGO
DANIEL F. HOPP
Vice President,
General Counsel and Secretary

March 15, 1995

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Whirlpool Corporation (the "Company") for the annual meeting of stockholders to be held on April 18, 1995. Only stockholders of record at the close of business on March 3, 1995 are entitled to notice of, and to vote at, the meeting. The Company had 74,163,512 outstanding shares of Common Stock as of the close of business on March 3, 1995. The Company has no other voting securities. Stockholders are entitled to one vote per share on each matter. Stockholder votes will be kept confidential pursuant to the policy of the Company regarding stockholder voting which was adopted by the Board of Directors on October 20, 1992. Under this policy, all stockholder votes are to be kept permanently confidential and not disclosed except when disclosure is required by law, when a stockholder expressly consents to disclosure or when the proponent filing the opposition statement in a contested election does not agree to abide by this policy. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 15, 1995.

If the accompanying proxy form is signed and returned, the shares it represents will be voted as directed on the proxy form. In the absence of direction, it is intended that such shares will be voted FOR the nominees named herein.

A stockholder may revoke a proxy at any time prior to the voting thereof by submitting to the Secretary of the Company a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting. The five directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. With regard to the election of directors, votes may be cast for or withheld for each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

The Board of Directors of the Company (the "Board") is presently composed of one class of three, one class of four and one class of five directors. One class is elected each year for a term expiring at the annual meeting in the third year after its election. This year, there are five nominees for the class of five directors being elected. The nominees for election this year are Robert
A. Burnett, Herman Cain, Allan D. Gilmour, Janice D. Stoney and David R. Whitwam. Ms. Kathleen J. Hempel was appointed to the Board on June 20, 1994 and Mr. Didier M. Pineau-Valencienne resigned from the Board on February 21, 1995; as a result, the size of the Board is currently 12 members.

                               ----------------

NOMINEES FOR A TERM TO EXPIRE IN 1998

ROBERT A. BURNETT, 67, director and former Chairman of the Board of Meredith Corporation (publishing, television broadcasting and residential real estate marketing and franchising) (retired 1992). Director of the Company since 1980 and director of Dayton-Hudson
Corporation, Midwest Resources Inc. and ITT
Corporation.



                               ----------------

HERMAN CAIN, 49, President and Chief Executive Officer of Godfather's Pizza, Inc. (food service industry).
Director of the Company since 1992, director of SUPERVALU, INC. and UtiliCorp United, Inc. and Chairman of the Federal Reserve Bank of Kansas City.



                               ----------------

                               ----------------

ALLAN D. GILMOUR, 60, former Vice Chairman of Ford
Motor Company (cars and trucks, related parts and accessories and financial services) (retired 1995).
Director of the Company since 1990 and director of US
WEST, Inc.



                               ----------------

JANICE D. STONEY, 54, former Executive Vice President,
US WEST Communications Group, Inc. (telecommunications products and services) (retired 1992). First became a director of the company in 1987 and served until April
1994 and was then reappointed to the Board on December
12, 1994, following a bid for political office.



                               ----------------

DAVID R. WHITWAM, 53, Chairman of the Board and Chief
Executive Officer of the Company. Director of the Company since 1985 and director of PPG Industries, Inc.



                               ----------------

DIRECTORS WHOSE TERM EXPIRES IN 1997

VICTOR A. BONOMO, 65, former Executive Vice President of PepsiCo, Inc. (soft drinks, snack foods, food services and restaurants) (retired 1985). Director of the Company since 1976.



                               ----------------

KATHLEEN J. HEMPEL, 44, Vice Chairman and Chief
Financial Officer of Fort Howard Corporation (paper products). Director of the Company since 1994.



                               ----------------

ARNOLD G. LANGBO, 58, Chairman of the Board and Chief
Executive Officer of Kellogg Company (cereal products).
Director of the Company since 1994 and director of Johnson & Johnson.



                               ----------------

                               ----------------

PHILIP L. SMITH, 61, Chairman of the Board of Golden
Cat Corporation (cat litter and related products).
Director of the Company since 1982 and director of ECO
Lab Corporation and U.S. Trust Corporation.



                               ----------------

DIRECTORS WHOSE TERM EXPIRES IN 1996

WILLIAM D. MAROHN, 54, President and Chief Operating
Officer of the Company. Director of the Company since
1992 and director of Rubbermaid, Inc.



                               ----------------

MILES L. MARSH, 47, former Chairman of the Board and
Chief Executive Officer of Pet Incorporated (food products). Director of the Company since 1990 and director of Bank of America Illinois and Hartmarx
Corporation.



                               ----------------

PAUL G. STERN, 56, Special Partner, Forstmann Little &
Co. (private investment company). Director of the Company since 1990 and director of Dow Chemical
Company, General Instrument Corp. and LTV Steel
Corporation.



                               ----------------

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Mr. Marsh and Dr. Stern. Mr. Marsh was Chairman and Chief Executive Officer of Pet Incorporated, a producer of specialty foods until it was acquired by The Pillsbury Company, a subsidiary of Grand Metropolitan PLC, in February 1995. Mr. Marsh is currently employed by Pet as a special advisor on the integration of Pet with Pillsbury. From 1989 to 1991 he served as President, Chief Operating Officer and a director of Whitman Corporation, a diversified holding company. Dr. Stern served as a director of and in various other capacities, including as Chairman, President and Chief Executive Officer beginning in April 1990, with Northern Telecom Limited (telecommunications equipment and integrated office systems) until July 1994.

BOARD OF DIRECTORS

The Board held eight meetings during 1994. During 1994, each director, except for Mr. Pineau-Valencienne, attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

The Audit Committee (Messrs. Marsh (Chair), Cain, Langbo and Dr. Stern) annually recommends independent public accountants for appointment by the Board as auditors of the Company and certain of its majority-owned subsidiaries, makes recommendations to the Board on the auditing process, control systems and compliance matters, examines and makes recommendations to the Board concerning the scope of audits and approves audit services. The Audit Committee held three meetings in 1994.

The Human Resources Committee (Messrs. Burnett (Chair) and Gilmour and Dr. Stern) determines the terms of employment of the Company's officers, determines the terms of awards under the Company's 1989 Omnibus Stock and Incentive and Performance Excellence Plans and makes recommendations to the Board with respect to the Company's compensation plans and policies. This committee held two meetings in 1994.

The Corporate Governance Committee (Messrs. Smith (Chair), Burnett, Cain and Langbo) was formed in early 1995 and replaced the Organization Committee and a nominating subcommittee. The Committee reviews with the Chairman of the Board recommendations concerning board committee assignments and, with input from all Board members, the effectiveness of overall governance practices and guidelines. This Committee also considers new nominees proposed for the Board and will consider individuals whose names are sent to the Committee (in care of the Chairman of the Board) by stockholders in accordance with the provisions set forth in the Company's By-laws. The former nominating subcommittee held one meeting in 1994.

The Board also has a standing Finance Committee.

SECURITY OWNERSHIP

The following table presents the beneficial ownership of the only person known by the Company to beneficially own more than 5% of its Common Stock, based upon a statement on Schedule 13G filed by such person with the Securities and Exchange Commission. Such person has reported shared voting and dispositive power with respect to all such shares.

 NAME AND ADDRESS
        OF                                SHARES                                 PERCENT OF
 BENEFICIAL OWNER                   BENEFICIALLY OWNED                             CLASS
 ----------------                   ------------------                           ----------
 INVESCO PLC                            6,189,297                                   8.2%
 11 Devonshire Square
 London EC2M 4YR
 England

The following table reports beneficial ownership of Common Stock by each director, the Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group, as of February 22, 1995. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct voting of such shares or to dispose or direct the disposition of such shares.

                                SHARES    SHARES UNDER
                             BENEFICIALLY EXERCISABLE
                               OWNED(1)    OPTIONS(2)   TOTAL  PERCENTAGE
                             ------------ ------------ ------- ----------
Victor A. Bonomo                 2,600        1,800      4,400      *
Robert A. Burnett                3,862        1,200      5,062      *
Herman Cain                      1,035        1,200      2,235      *
Allan D. Gilmour                 3,400        1,800      5,200      *
Ralph F. Hake                   27,715        9,600     37,315      *
Kathleen J. Hempel               1,200          -0-      1,200      *
Ronald L. Kerber                35,432       15,400     50,832      *
Arnold G. Langbo                 1,107          -0-      1,107      *
William D. Marohn               71,873       18,440     90,313      *
Miles L. Marsh                   3,244        1,200      4,444      *
James R. Samartini              46,528       44,594     91,122      *
Philip L. Smith                  1,816        2,400      4,216      *
Paul G. Stern                    2,800        1,200      4,000      *
Janice D. Stoney                 1,500        2,400      3,900      *
David R. Whitwam               183,444       44,300    227,744      *
All directors and executive
 officers as a group
 (18 persons)                  481,584      196,674    678,258      *

- --------
   * Represents less than 1% of the outstanding Common Stock.
(1) Does not include shares subject to exercisable options, which information is set forth separately in the second column. Also, does not include 1,396,816 shares (as of December 31, 1994) held by the Whirlpool Savings Trust (approximately 2,676 of which are held for the accounts of executive officers), of which Mr. Samartini and two other individuals serve as trustees with shared voting and investment powers.
(2) Includes shares subject to options which will become exercisable within 60 days.

SECTION 16(A) COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and greater than 10% shareholders to file certain reports regarding holdings and transactions in the Company's equity securities. Mr. Jeff M. Fettig, Executive Vice President and President, Whirlpool Europe B.V., inadvertently failed to identify all of his holdings in his Form 3 and Form 5 filings for 1994, and made an amended filing to correct this error.

EXECUTIVE COMPENSATION

The table below provides a summary of annual and long-term compensation for the last three years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                     SUMMARY COMPENSATION TABLE (1992-1994)

                                                     ANNUAL COMPENSATION(1)                LONG-TERM COMPENSATION
                                                   ---------------------------    ----------------------------------------
                                                                                    AWARDS       PAYOUTS
                                                                        OTHER     ----------- --------------   ALL OTHER
                                                                       ANNUAL                      LTIP         COMPEN-
        NAME           PRINCIPAL POSITION     YEAR  SALARY    BONUS     COMP.     OPTIONS (#) PAYOUTS ($)(5) SATION ($)(6)
        ----           ------------------     ---- -------- ---------- -------    ----------- -------------- -------------
 David R. Whitwam   Chairman and Chief        1994 $850,000 $1,500,000     -0-      40,000      $1,072,142      $16,735
                     Executive Officer
                    Chairman and Chief        1993  800,000  1,300,000     -0-      35,000       3,480,984       16,542
                     Executive Officer
                    Chairman, President and   1992  730,000  1,100,000 154,683(4)   40,000         710,076       15,045
                     Chief Executive
                     Officer
 William D. Marohn  President and Chief       1994  448,750    381,500     -0-      23,000         491,484          876
                     Operating Officer
                    President and Chief       1993  410,000    536,300     -0-      20,000       1,662,209          691
                     Operating Officer
                    President and Chief       1992  331,042    425,600     -0-      15,000         311,128          587
                     Operating Officer(2)
 Ronald L. Kerber   Executive Vice            1994  275,500    275,500     -0-      11,000         253,169        5,437
                     President and
                     Chief Technology
                     Officer
                    Executive Vice            1993  243,000    359,000     -0-       9,000       1,240,259        4,746
                     President and
                     Chief Technology
                     Officer
                    Executive Vice            1992  215,000    331,800     -0-      11,000         174,735        2,617
                     President and
                     Chief Technology
                     Officer
 Ralph F. Hake      Executive Vice            1994  286,667    259,400     -0-      13,000         271,848        3,341
                     President
                     North American
                     Appliance Group
                    Executive Vice            1993  260,333    320,500     -0-      10,000         907,583        1,265
                     President
                     North American
                     Appliance Group
                    Vice President and        1992  191,792    175,800     -0-       7,000         140,834          481
                     President
                     Bauknecht Appliance
                     Group(3)
 James R. Samartini Executive Vice            1994  296,667    237,400     -0-       9,000         327,881        4,770
                     President and
                     Chief Administrative
                     Officer
                    Executive Vice            1993  288,333    284,000     -0-       8,000       1,200,789        4,590
                     President and
                     Chief Administrative
                     Officer
                    Executive Vice            1992  278,333    286,400     -0-       9,000         235,923        4,410
                     President and
                     Chief Administrative
                     Officer

- -------
(1) Includes amounts earned in fiscal year, whether or not received.
(2) Mr. Marohn was Executive Vice President and President of Whirlpool Europe B.V. from February 12, 1992 until October 20, 1992 when he was promoted to his current position.
(3) Mr. Hake was Vice President and President of the Bauknecht Appliance Group from January 1, 1992 until September 16, 1992 when he was promoted to his current position.
(4) Reimbursement for tax obligations incurred by Mr. Whitwam upon the exercise of stock options.
(5) The amounts represent payouts under long-term, equity based compensation programs based on long-term financial performance and stock price appreciation as described under the caption Long-Term Incentives on page 12.
(6) Group term life insurance premiums.

STOCK OPTION GRANTS AND RELATED INFORMATION

The table below provides information on grants of stock options during 1994 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                             OPTION GRANTS IN 1994
                        ASSUMED STOCK PRICE APPRECIATION

                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                              ASSUMED ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION FOR 10-YEAR
                                   INDIVIDUAL GRANTS IN 1994                         OPTION TERM(4)
                          ------------------------------------------------- ----------------------------------
                          NUMBER OF
                          SECURITIES  % OF TOTAL
                          UNDERLYING   OPTIONS
                           OPTIONS    GRANTED TO  EXERCISE       EXPIRATION
          NAME             GRANTED   EMPLOYEES(1) PRICE(2)        DATE(3)   0%      5%(5)           10%(6)
          ----            ---------- ------------ --------       ---------- --- --------------  --------------
David R. Whitwam             40,000      7.25     $ 55.38        6/21/2004    0 $    1,393,127  $    3,530,458
William D. Marohn            23,000      4.16       55.38        6/21/2004    0        801,048       2,030,014
Ronald L. Kerber             11,000      1.99       55.38        6/21/2004    0        383,110         970,876
Ralph F. Hake                13,000      2.35       55.38        6/21/2004    0        452,766       1,147,399
James R. Samartini            9,000      1.63       55.38        6/21/2004    0        313,454         794,353
All Optionees(7)           *551,700       -0-      *53.63(Avg.)      *2004    0     19,224,702      48,702,364
All Stockholders                N/A       N/A         N/A              N/A    0  2,371,324,794   6,009,188,317
All Optionee Gain as a %
 of                                                                           0
All Stockholder Gain                                                                       0.8%            0.8%

- --------

(1) Based on 551,700 options granted to all employees in 1994.
(2) Fair market value on the date of grant.
(3) Options generally become exercisable in installments of 40% one year after date of the grant, 40% after two years and 20% after three years, with all installments becoming exercisable upon a Change in Control as defined in the 1989 Omnibus Stock and Incentive Plan. A Change in Control is defined to include the acquisition by any person or group of 25% or more of the Company's voting securities, a change in the composition of the Board such that persons who constituted the Board on January 1, 1992 or persons who were approved by a majority of such Board members cease to constitute a majority of the Board and approval by the stockholders of an acquisition or liquidation of the Company.
(4) Potential pre-tax realizable value is based on the assumption that the stock price appreciates from the exercise price at the annual rates of appreciation shown in the table over the option term (10 years). This is a theoretical value. The actual realized value depends on the market value of the Company's stock at the exercise date. All calculations are based on shares outstanding as of December 31, 1994.
(5) Per share price of Common Stock would be $90.18 assuming no stock splits or stock dividends.
(6) Per share price of Common Stock would be $143.59 assuming no stock splits or stock dividends.
(7) No gain to the optionees is possible without an increase in the Common Stock price. No gain in the Common Stock price will result in no gain for the optionee.
  *548,300 shares granted 6-21-94 @ $55.38--expiration date 6-21-04
  *  1,500 shares granted 6-27-94 @ $54.94--expiration date 6-27-04
  *  1,900 shares granted 8-16-94 @ $50.56--expiration date 8-16-04

STOCK OPTION EXERCISES AND HOLDINGS

The table below provides information on securities underlying options exercisable at the end of 1994 and options exercised during 1994 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

            AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 1994

                                           SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS HELD   IN-THE-MONEY OPTIONS HELD AT
                      SHARES                AT FISCAL YEAR END             FISCAL YEAR END
                     ACQUIRED    VALUE   ------------------------- -------------------------------
       NAME         ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE(1) UNEXERCISABLE(1)
       ----         ----------- -------- ----------- ------------- -------------- ----------------
David R. Whitwam         -0-    $    -0-   44,300       69,000        $624,760        $126,480
William D. Marohn        -0-         -0-   18,440       38,000         210,300          47,430
Ronald L. Kerber         -0-         -0-   15,400       18,600         213,378          34,782
Ralph F. Hake         14,500     351,587    9,600       20,400          88,536          22,134
James R. Samartini     6,206      89,506   44,594       15,600         851,942          28,458

- --------
(1) Values are stated on a pre-tax basis.

LONG-TERM INCENTIVE AWARDS

The table below provides information regarding grants of long-term incentive compensation awards in 1994 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1994

                                  PERFORMANCE      ESTIMATE FUTURE PAYOUTS
                                  PERIOD FROM    UNDER NON-STOCK PRICE BASED
                                  GRANT UNTIL             PLANS(2)
                        NUMBER    MATURATION     ---------------------------
       NAME          OF SHARES(1)  OR PAYOUT  THRESHOLD(#) TARGET(#) MAXIMUM(#)
       ----          ------------ ----------- ------------ --------- ----------
David R. Whitwam        7,297       3 years      3,649       7,297     14,594
 Performance shares
William D. Marohn       3,434       3 years      1,717       3,434      6,868
 Performance shares
Ronald L. Kerber        1,742       3 years        871       1,742      3,484
 Performance shares
Ralph F. Hake           1,946       3 years        973       1,946      3,892
 Performance shares
James R. Samartini      2,037       3 years      1,019       2,037      4,074
 Performance shares

- --------
(1) Performance share target awards are for a number of "contingent shares" and are based on a participant's base salary and the market price of the Common Stock. Final awards are determined by multiplying the number of contingent shares by 0% to 200%, based on the return on equity during the performance cycle. At the time of payout the value of contingent shares is based on the market price of Common Stock. All awards identified in this table are made pursuant to the Company's 1989 Plan (the "1989 Plan").
(2) Estimated future payouts are predicated upon the achievement of corporate return on equity goals over the period from January 1, 1994 to December 31, 1996. The achievement of approximately 73% of the goal will result in payment of the threshold amount, achieving 100% of the goal will result in payment of the target amount, and achieving or exceeding approximately 105% of the goal will result in payment of the maximum amount. Future payouts, if any, will be made in Company stock, cash or a combination of both, as determined by the Human Resources Committee of the Board of Directors. If all or any portion of the award is paid in cash, the amount will be determined by multiplying the final number of shares earned by the percentage of the award to be paid in cash and multiplying this calculation by the market price of the Common Stock at the end of the performance period. Payments may be deferred with the Committee's consent.

The Company has agreements with its executive officers which provide severance benefits if, within two years following a Change in Control, the executive officer's employment is terminated (other than by reason of death or retirement) either by the Company, other than for cause (as defined) or disability, or by the officer for good reason (as defined). Benefits include continuation of salary for at least 90 days after notification of termination of employment, severance pay equal to 2.90 times includible compensation (generally, average annual gross income from the Company for the five years preceding the Change in Control) and under certain circumstances, continued participation for up to three years in the 401(k) Plan and in retirement, insurance and other employee benefit plans. The agreements may be terminated at the end of any year upon 90 days notice, but not for 24 months after a Change in Control. A Change in Control is defined to include the acquisition by any person or group of 25% or more of the Company's voting securities, a change in the composition of the Board such that persons who constituted the Board on January 1, 1992 or persons who were approved by a majority of such Board members cease to constitute a majority of the Board and approval by the stockholders of an acquisition or liquidation of the Company.

The Company's non-contributory defined benefit retirement plan (the "Retirement Plan") covers substantially all of its salaried employees. Upon reaching the normal retirement age of 65, each vested participant is eligible to receive monthly installments for life equal to 2% of annual base salary, averaged over the 60 consecutive calendar months during which pay was highest out of the last 120 months completed before age 65, for each year of credited service (up to a maximum of 30 years). For participants with five or more years of service reduced benefits are payable upon early retirement or termination of employment after 55. For five years following a Change in Control, the Company may not terminate the plan or amend or merge it with another plan in a manner which would reduce benefits. If the Retirement Plan is terminated (including a termination by operation of law) during this five-year period, any assets held under the plan in excess of the amount needed to fund accrued benefits would be used to provide additional benefits to plan participants. The Company also has supplemental retirement plans which (i) provide to certain employees, including executive officers, additional benefits generally similar to those under the Retirement Plan but based upon an average of the five highest total amounts of bonuses paid from the Company's bonus plans during the ten years prior to retirement and (ii) maintain benefits at the levels set forth in the table below which are otherwise limited under the Retirement Plan by the Employment Retirement Income Security Act of 1974.

RETIREMENT BENEFITS

The following table sets forth the estimated annual pension benefits payable under the Retirement Plan and supplemental plans (as described above) upon retirement at age 65 after selected periods of service.

              ESTIMATED ANNUAL PENSION BENEFITS AT AGE 65*
              --------------------------------------------
  COVERED     5 YEARS  10 YEARS 15 YEARS  20 YEARS   25 YEARS   30 YEARS
COMPENSATION  SERVICE  SERVICE  SERVICE   SERVICE    SERVICE    SERVICE
- ------------  -------- -------- -------- ---------- ---------- ----------
 $  600,000   $ 60,000 $120,000 $180,000 $  240,000 $  300,000 $  360,000
    800,000     80,000  160,000  240,000    320,000    400,000    480,000
  1,000,000    100,000  200,000  300,000    400,000    500,000    600,000
  1,200,000    120,000  240,000  360,000    480,000    600,000    720,000
  1,400,000    140,000  280,000  420,000    560,000    700,000    840,000
  1,600,000    160,000  320,000  480,000    640,000    800,000    960,000
  1,800,000    180,000  360,000  540,000    720,000    900,000  1,080,000
  2,000,000    200,000  400,000  600,000    800,000  1,000,000  1,200,000
  2,200,000    220,000  440,000  660,000    880,000  1,100,000  1,320,000
  2,400,000    240,000  480,000  720,000    960,000  1,200,000  1,440,000
  2,600,000    260,000  520,000  780,000  1,040,000  1,300,000  1,560,000
  2,800,000    280,000  560,000  840,000  1,120,000  1,400,000  1,680,000
  3,000,000    300,000  600,000  900,000  1,200,000  1,500,000  1,800,000

- --------
   * The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments. The maximum number of years of service for which pension benefits accrue is 30. Messrs. Whitwam, Marohn, Kerber, Hake and Samartini had approximately 27, 31, 4, 6 and 9 years, respectively, of eligible service at December 31, 1994, and their covered compensation under the plans for 1994 was equal to the base salary and bonus set forth in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Company are paid an annual fee of $24,000 and $1,000 for each Board and committee meeting attended ($1,500 if chairperson). A nonemployee director may elect to defer any portion of director compensation until he or she ceases to be a director, at which time payment is made in a lump sum or in monthly or quarterly installments. Interest on deferred amounts accrues quarterly at a rate equal to the prime rate in effect from time to time. Each director may elect to relinquish all or a portion of the annual fee, in which case the Company may at its sole discretion then make an award of up to $1 million to a charitable organization upon the director's death. Under the program, the election to relinquish compensation is irrevocable and the Company may choose to make contributions in the director's name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph.

Each nonemployee director, following retirement from the Board at age 70, or earlier if approved by the Board, receives a monthly retirement benefit of one-tenth of the annual director's fee in effect at the time of such retirement, for a period of months equal to such director's months of service (not to exceed 120). This benefit is paid in a lump sum or on a monthly or quarterly basis at the election of the director. The Company provides each nonemployee director who elects to participate with term life insurance while a director in an amount equal to one-tenth of the annual director's fee times the same number of months and a related income tax reimbursement payment. The Company also provides each nonemployee director with travel accident insurance of $1 million with the premiums paid by the Company and directors are reimbursed for the related income tax. For evaluation purposes, appliances sold by the Company, are made available to each nonemployee director for use at home, and the director receives an income tax reimbursement payment to compensate for any additional tax obligation. The cost to the Company of this arrangement in 1994 (based on distributor price of products and delivery, installation, and service charges) did not exceed $4,487 for any one nonemployee director or $8,311 for all nonemployee directors as a group.

The Company also has a Nonemployee Director Stock Ownership Plan. This plan provides, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 400 shares of Common Stock and an option to purchase 600 shares of Common Stock if the Company's earnings from continuing operations for the immediately preceding year increased by at least 10% over such earnings for the prior year. The exercise price under each option is the average fair market value (as defined) of the Common Stock for the third through fifth trading days after the public release of the Company's earnings for such prior year. Such options may be exercised for 20 years after issuance (except that they must be exercised within two years after ceasing to be a director and within one year after the death of the director). The exercise price may be paid in cash or Common Stock.

HUMAN RESOURCES COMMITTEE REPORT ON COMPENSATION AWARDS

The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for 1994:

Whirlpool Corporation is dedicated to achieving global leadership and to delivering superior stockholder value. The Company has established an overall objective to drive high total stockholder returns by performing consistently in the top 25 percent of large publicly-held corporations and by achieving and sustaining high levels of return on equity. The Company believes attaining these objectives will result in significant stockholder value creation during the 1990s and beyond.

Whirlpool's executive compensation philosophy is designed to support the attainment of these objectives by attracting and retaining the best possible management talent and by motivating these employees to achieve business and financial goals which create value for stockholders. The philosophy is centered around the following three points:

  . Compensation should be incentive driven with both short- and long-term focus;

  . More pay should be at risk than with the average company (i.e., lower base salaries with higher incentive rewards for outstanding performance); and

  . Components of compensation should be tied to increasing stockholder value.

The Committee is responsible for the design, administration and effectiveness of the compensation plans for management employees, including senior executives.

SALARY

Salary levels and salary increase guidelines are based on competitive market reviews conducted with the assistance of outside consultants. Comparison companies are blue chip companies that are similar to the Company in a variety of respects, such as companies that compete with the Company, tend to have national and international business operations, or are similar in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. This group ("peer group") of companies is used to define the market for each component of pay as well as total compensation. The peer companies chosen for the competitive market review are not entirely the same as those that comprise the S&P Household Furniture and Appliance Group shown in the Performance Graph. The Committee believes that the Company's most direct competitors for executive talent are not necessarily limited to the companies included in the published industry index used for comparing stockholder returns. Base salary for Mr. Whitwam and other executive officers is targeted such that the midpoint of the salary range is approximately 90% of the base salaries of officers in the comparison companies. Base salary increases for the year ranged between 2.8% and 13.3% for the named executive officers. Mr. Whitwam received a 6.3% salary increase in 1994. The increases reflected both moves in market salaries as well as the executives' individual performance (as discussed below) against specific objectives. With respect to Mr. Whitwam's individual performance objectives during 1994, the Committee assessed his performance in the areas of leadership, managerial and organizational effectiveness, value creation, the Corporation's overall financial performance and executive talent development. The Committee determined that Mr. Whitwam's overall performance in these areas was superior. No specific weight was attributed to any specific objectives in determining the base salary increases for Mr. Whitwam and the other executives.

ANNUAL INCENTIVE COMPENSATION

In 1994, the Company's stockholders approved modifications to the Performance Excellence Plan ("PEP"). PEP provides all regular full-time exempt employees with an annual incentive designed to focus their attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers). Target awards ranging from 10% to 100% of base salary are established by the Committee.

The current primary financial performance measures are return on equity and return on net assets based on the Committee's belief that improving such measures correlates to increasing value to stockholders. The Committee has the discretion to adopt performance goals in place of or in addition to those disclosed above.

Except for designated executive officers, achievement of individual performance goals is a factor in determining PEP payouts. Financial performance and individual performance are utilized in calculating final awards. If either financial performance or individual performance does not meet the threshold, no bonus award will be paid. Bonuses under PEP for designated executive officers may range from 0 to 1.5 times incentive target. For employees who are not executive officers, the maximum bonus using this formula is 2.25 times incentive target.

Unlike other employees, individual performance cannot be recognized under PEP for designated executive officers because of Section 162(m) of the Internal Revenue Code (discussed further at the end of this Report). Because the Committee strongly believes that individual performance assessment has been and will continue to play a critical role in driving the Company's successful performance, the

Committee adopted in 1994 the Executive Officer Bonus Plan ("EOBP") which provides the Committee with discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance. In 1994, only Messrs. Whitwam and Marohn were designated as executive officers for purposes of PEP and eligible to participate in EOBP.

The PEP plan is designed to provide total direct compensation that is 10% above the median of the peer group when the target level of stretch performance is achieved. The plans utilized for designated executive officers are designed to achieve the same compensation objective.

PEP payouts for Messrs. Whitwam and Marohn in 1994 were based entirely on the achievement of corporate ROE results which approximated the target set at the beginning of the year. In addition, Mr. Whitwam received a payout from EOBP based on the Committee's assessment that Mr. Whitwam's individual performance in the areas of leadership, managerial and organizational effectiveness, value creation, the Corporation's overall financial performance and executive talent development was superior. The financial performance measure used to determine PEP payouts for Messrs. Marohn, Kerber and Samartini was based 100% on Corporate ROE. Mr. Hake's PEP payout was based 25% on Corporate ROE and 75% on business unit results of the North American Appliance Group. Corporate ROE was at target and business unit results for Mr. Hake exceeded target.

LONG-TERM INCENTIVES

Our long-term incentive programs are comprised of stock options and the Executive Stock Appreciation and Performance Program, pursuant to the Company's 1989 Omnibus Stock and Incentive Plan. Grants under both programs are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. Further, these stock-based plans are designed to encourage a significant ownership interest in the Company to help assure that the interests of the executives are closely aligned to those of other stockholders.

STOCK OPTIONS--Option grants in 1994 were made based on our analysis of competitive award sizes, along with adjustments reflecting individual performance as evaluated by the Committee with respect to the Chief Executive Officer, and by the Chief Executive Officer as approved by the Committee with respect to the other four named executive officers. In making final awards, the Committee considered the optionee's scope of responsibility and opportunity to affect the Company's future success, strategic and operational goals, individual contributions and the number of options previously awarded and currently held.

Mr. Whitwam's 1994 option grant, as noted in the Summary Compensation Table, was made separately and at the sole discretion of the Committee primarily based on its competitiveness with the marketplace but also taking into account the Committee's assessment of his individual performance. Grants were calculated based on the fair market value of stock at the time of grant.

EXECUTIVE STOCK APPRECIATION AND PERFORMANCE PROGRAM ("ESAP")--ESAP provides senior management with incentives to significantly improve the long-term performance of Whirlpool and increase stockholder value over time. The compensation opportunities under the Program are tied directly to the financial performance of Whirlpool over a preset period, normally three-year periods beginning each January 1. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation that exceeds the market by approximately 10% when stretch target performance is met. Payouts are based on achieving certain return on equity targets over the performance period.

The contingent shares granted to Mr. Whitwam in 1994 as disclosed in the Long-Term Incentive Plan Awards Table were calculated based on the competitive objective for ESAP target award sizes and will result in a payout after December 31, 1996 if pre-established return on equity goals are achieved. For the cycle that began 1992 and ended in 1994, Whirlpool performance, using return on equity, significantly exceeded the target established at the beginning of the performance cycle. As a result, payouts disclosed in the Summary Compensation Table are above target.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

In 1993, Congress amended the Internal Revenue Code to impose a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of the Company and stockholder interests.

To that end, the Company sought and received stockholder approval of PEP last year which ensured that all PEP payouts to named executive officers are tax deductible by the Company. In addition, the Company's Stock Option Program and ESAP qualify for the performance-based exemption.

As discussed previously, the objective of the EOBP is to provide the Committee with the discretion to reward strong individual performance of designated executive officers. The Committee believes this ability to exercise discretion is in the best interest of the Company and its stockholders and outweighs the need to qualify the EOBP so that income paid from this plan is exempt from the deductibility limits of Section 162(m). Since pay for individual performance does not qualify under Section 162(m), EOBP payouts may not be fully deductible.

SUMMARY

We, the Human Resources Committee of Whirlpool, believe a strong link exists between executive pay and performance at Whirlpool.

  Mr. Robert A. Burnett (Chairman)
  Mr. Allan D. Gilmour
  Dr. Paul G. Stern

PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of Standard & Poor's (S&P) Composite 500 Stock Index and the cumulative total return of the S&P Household Furniture & Appliance Group Index for the years 1990 through 1994.

                        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                            WHIRLPOOL CORPORATION, S&P 500 INDEX AND
                           S&P HOUSEHOLD FURNITURE & APPLIANCE GROUP

                LOGO

  Whirlpool         100.00       74.41       127.10       149.87       227.90       176.18
  S&P 500           100.00       96.89       126.28       135.88       149.52       151.55
  S&P Household     100.00       67.29        99.17       111.66       160.70       131.31


Assumes $100 invested on December 31, 1989 in Whirlpool Common Stock, S&P 500 and S&P Household Furniture & Appliance Group.
- --------
*Cumulative total return is measured by dividing (1) the sum of (a) the cumulative amount of the dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between share price at the end and the beginning of the measurement period.

MISCELLANEOUS

The expenses of the solicitation will be paid by the Company. The Company expects to pay fees of approximately $9,000, plus certain expenses, for assistance by Georgeson & Company Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers and employees of the Company and by Georgeson & Company Inc. personally and by mail, telegraph and telephone.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy may be voted for a substitute person. The Company expects all nominees to be available and knows of no matter to be brought before the meeting other than those referred to in the accompanying notice of meeting. If, however, any other matter properly comes before the meeting, it is intended that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

Representatives of Ernst & Young LLP, the Company's auditors, are expected to be present at the annual meeting to respond to questions and may make a statement if they so desire.

STOCKHOLDERS PROPOSAL

Any proposal which a stockholder intends to present at the annual meeting of stockholders in 1996 must be received by the Company by November 16, 1995 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                      (THIS PAGE IS SUPPOSED TO BE BLANK)

 It is important that your stock be represented so that the presence of a quorum at the meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

      -                                           -



      -                                           -
PROXY                                                                      PROXY
                             WHIRLPOOL CORPORATION
                             ADMINISTRATIVE CENTER
                                 2000 NORTH M63
                       BENTON HARBOR, MICHIGAN 49022-2692

 The undersigned hereby appoints David R. Whitwam, William D. Marohn and Daniel
F. Hopp, and each of them, proxies, with full power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of Whirlpool Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on April 18, 1995 and at any adjournment thereof, with all the powers the undersigned would possess if present, with respect to the election of directors and such other business as may properly come before the meeting.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. PLEASE VOTE, SIGN THIS PROXY AS INDICATED BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
                 (Continued and to be signed on reverse side.)

   -                         WHIRLPOOL CORPORATION                        -
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [x]
[                                                                              ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

1. Election of Directors
   Nominees: Robert A. Burnett, Herman Cain, Allan D. Gilmour, Janice D. Stoney and David R. Whitwam

                       For All
   For    Withheld     Except
   [_]       [_]        [_]


   ----------------------
   Nominee Exception(s)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.

   For    Against   Abstain
   [_]      [_]       [_]




           Dated: _______________________________________________________ , 1995


- --------------------------------------------------------------------------------
Signature(s)


- --------------------------------------------------------------------------------
Signature(s)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. WHERE APPLICABLE, INDICATE YOUR OFFICIAL POSITION OR REPRESENTATION CAPACITY.

   -                                                                      -